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                                                                  Rule 424(b)(3)
                                                                      333-112274


            ADDENDUM TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 27, 2004

                                                      Dated:  February 1, 2005
                                 STATE OF ISRAEL
                   EIGHTH INFRASTRUCTURE AND ABSORPTION ISSUE
                                 $1,600,000,000
                        ZERO COUPON DOLLAR SAVINGS BONDS

The purchase price of each State of Israel Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bond due to mature ten years from the Issue Date during the SALES PERIOD commencing on FEBRUARY 1, 2005 and terminating on FEBRUARY 28, 2005 is $3,513 representing an effective yield to maturity of 5.50%.

Effective as of June 21, 2004, the aggregate maturity amount of the Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bonds offered under this prospectus has been increased to $1,600,000,000.

To ensure purchase of a Bond at such price, the purchase price and all supporting documentation MUST BE RECEIVED BY Development Corporation for Israel by FEBRUARY 23, 2005.
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(ARNOLD & PORTER LLP LETTERHEAD)

                                    February 2, 2005



VIA EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn:  Filing Desk

         RE: State of Israel's Registration Statement on Schedule B (Registration No. 333-112274) -- Eighth Infrastructure and Absorption Issue

Dear Ladies and Gentlemen:

         On behalf of the State of Israel ("Israel"), attached for filing via EDGAR pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, is Israel's Addendum to the Prospectus Supplement dated February 27, 2004 to the Prospectus dated February 26, 2004.

         If you have any questions or comments with regards to this filing, please contact the undersigned at (212) 715-1195.

                                       Very truly yours,



                                       /s/    Michelle Greenberg-Kobrin


cc:  Alan Feldstein